Exhibit 99.2

CY Employee FAQ

1.              What was announced?

•                       We announced that Cypress has agreed to join the Infineon Technologies AG team.

•                       This transaction will unite two premier semiconductor companies, creating a strong technology leader that will deliver best-in-class power, MCU, specialty memory and secure connectivity solutions across numerous growth segments.

•                       Combining technology assets of Infineon and Cypress will enable more comprehensive advanced solutions for high-growth applications within the consumer and industrial IoT, electric drives and the connected car of the future.

•                       Importantly, once the transaction closes, we expect the combination will bring expanded career and development opportunities for our employees as we become part of a larger organization with more significant resources and scale.

•                       At $23.85 per share, this represents a premium of approximately 55 percent to Cypress’s unaffected share price on May 28, 2019, and is also an all-time high in the Company’s history.

2.              Who is Infineon?

•                       Infineon, headquartered in Munich, Germany, is a semiconductor leader with over 40,000 employees worldwide, including 3,900 in the Americas, 17,400 in Europe and 18,800 in APAC.

•                       In addition, Infineon has 35 R&D locations and 17 manufacturing sites.

3.              Why is Infineon the right partner?

•                       Infineon and Cypress’s cultures are very similar: we have the same operational mindset with data-driven decision making, direct communication and a focus on engineering excellence.

•                       Infineon’s impressive suite of power, sensors and security solutions are highly complementary with Cypress’s strengths in connectivity, microcontrollers, specialty memory, and software.

•                       Combining the technology assets of Infineon and Cypress will enable more comprehensive solutions for high-growth applications within the consumer and industrial IoT, such as electric drives and the connected car of the future.

•                       Overall, combining with Infineon will increase our capabilities, broaden our addressable market segments and diversify our customer base.

4.              What does this mean for Cypress employees?

•                       We have great people at Cypress. Infineon has already recognized this and looks forward to building on their expertise with our exceptional talent base.

•                       Once the transaction closes, we expect the combination will bring expanded career and development opportunities for our employees, as we become part of a larger organization with more significant resources and scale.

•                       Until the transaction closes, we will conduct business as usual. Cypress and Infineon will continue to operate as separate, independent companies.

5.              Are Cypress and Infineon’s cultures compatible?

•                       Yes. Infineon and Cypress’s cultures are very similar: we have the same operational mindset with data-driven decision making, direct communication and a focus on engineering excellence.

•                       Additionally, our visions to provide complete solutions for customers in evolving and complex market segments are very much aligned and will be even better addressed as a combined entity.

6.              Will there be changes to employee compensation and benefits?

•                       Until the transaction closes, Cypress and Infineon will continue to operate as separate, independent companies, so your compensation and benefits will continue in the ordinary course.

•                       We expect benefits and compensation, including 401K plans, of the combined company to be competitive; however, it is early in the process. More details with respect to future compensation and benefit matters will be determined and communicated to you as they are finalized.

•                       We will be as open and transparent as we can be during the coming months, and we will provide updates as appropriate.

7.              How will Cypress fit into Infineon’s structure?

•                       Please keep in mind that it is still very early in the process. Many details of this combination will be worked out over the coming months.

•                       Reinhard Ploss will lead the combined entity. He looks forward to visiting our locations in the near future and getting to know our team.

•                       Cypress will play a key role in Infineon’s business strategy to expand its reach across a broader array of critically important market segments, such as automotive, industrial, and high-growth application segments within the IoT.

•                       Until the transaction closes, we will conduct business as usual with Cypress and Infineon continuing to operate as separate, independent companies.

8.              What happens to Cypress’s headquarters and facilities? What will happen to Cypress’s name?

•                       For now, we can inform you that following the close of the transaction, the combined company will maintain Infineon’s name with headquarters in Munich, Germany and continue to have a significant presence in Cypress’s locations.

•                       During the integration planning process, we will work on how to bring both companies together and capitalize on the strengths and talent across each organization after closing.

•                       We will be as open and transparent as we can be during the coming months, and we will provide updates as appropriate.

9.              What will happen to my owned shares of Cypress in the transaction?

•                       If you own shares of Cypress stock at the time the transaction closes, you will receive a cash payment equal to the number of Cypress shares you own multiplied by $23.85 per share.

10.       What will happen to my Cypress Restricted Stock Units (RSUs)? What about unvested RSUs and options?

•                       For employees with unvested RSUs, 50% will accelerate, vest and be paid out in cash immediately upon the closing of the transaction, subject to tax withholding. The remaining 50% will convert into cash-settled awards based on the transaction price of $23.85 per share and will vest according to the original schedule with a “Double Trigger” provision.

•                       In addition, the remaining RSUs have severance protection and will accelerate if the holder is terminated by Infineon without cause, resigns for good reason, or loses his or her job due to death or disability.

•                       For employees with any stock options, those options, whether vested or unvested, are cancelled at close in exchange for a cash payment equal to their in-the-money value based on the deal price, subject to tax withholding.

11.       What are the next steps? Is shareholder approval required? When is the transaction expected to close?

•                       The transaction is expected to close by end of calendar year 2019 or early 2020, subject to Cypress shareholder and regulatory approvals and other customary closing conditions.

•                       We are confident that the transaction will be approved by all of the relevant regulators and fully expect it to be completed on time.

•                       Until the transaction closes, we will conduct business as usual with Cypress and Infineon continuing to operate as separate, independent companies.

12.       What will happen to Cypress’s dividend?

•                       Cypress will continue its quarterly cash dividend payments until the transaction closes. This includes Cypress’s previously announced quarterly cash dividend of $0.11 per share, payable on July 18, 2019 to holders of record of Cypress’s common stock at the close of business on June 27, 2019.

13.       When can I trade my CY stock?

•                       In order to let the news settle and give the market time to process the information, we ask that employees do not trade on Monday, June 3. We are currently working with our stock administrator to close the window for everyone on Monday.

•                       For those employees who were not subject to the special trading blackout, we are planning to re-open the trading window before market open on Tuesday, June 4. Please remember that even though the window will be re-opened on June 4, you cannot trade on the basis of material non-public information. So if you are aware of some other information that is material and non-public regarding Cypress, you still shouldn’t trade.

•                       For those employees who were subject to the special trading blackout, we are evaluating the situation and will re-open the trading window at an appropriate time.

•                       We will provide more information as soon as we are able.

14.       How soon can Cypress employees interact with Infineon employees?

•                       Until the transaction closes, Cypress and Infineon will continue to operate as separate, independent companies.

•                       We must not share sensitive and confidential information with anyone at Infineon, including joint sales calls, discussions of pricing, costs, margins, terms, and customer or vendor strategy.

•                       Do not reach out to anyone at Infineon unless you are specifically instructed to do so by the integration team lead.

•                       We ask that you stay focused on your day-to-day responsibilities and continue to provide the exceptional customer service that has long contributed to Cypress’s success.

15.       How will integration work? How long will integration last after the transaction closes?

•                       It is still very early in the process, so most details have yet to be worked out. During the integration planning process, we will work on how to bring both companies together and capitalize on the strengths and talent across each organization after closing.

•                       We are committed to being as transparent as possible throughout this process and will provide additional information on decisions as appropriate.

•                       Until the transaction closes, we will conduct business as usual with Cypress and Infineon continuing to operate as separate, independent companies.

16.       What does this mean for customers? What should I tell customers about this transaction?

•                       Together, Cypress and Infineon will be able to offer our customers a more comprehensive portfolio of solutions for linking the real world with the digital world.

•                       Cypress has a differentiated portfolio of connectivity, microcontrollers, specialty memory, and software that are highly complementary to Infineon’s impressive suite of solutions in power, sensors and security.

•                       Combining these technology assets will enable more comprehensive solutions for high-growth applications within the consumer and industrial IoT, electric drives and the connected car of the future.

•                       A letter will be sent this week to our customers, suppliers and partners from the Cypress executive team.

•                       Until the transaction closes, which we expect to occur by the end of calendar 2019 or early 2020, Cypress and Infineon will continue to operate as separate, independent companies.

17.       What should I do if I have any additional questions?

•                       Please send them to our dedicated email address at AskCY@cypress.com.

18.       What should I do if someone outside the Company contacts me about the deal?

•                       An announcement such as this one is likely to lead to increased media and other attention. If you receive any calls from outside parties related to this matter, please forward them to AskCY@cypress.com, where we will review and respond to them.

Cautionary Note Regarding Forward Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction and the merger (the “Merger”) of a wholly owned subsidiary of Infineon Technologies AG (“Infineon”) with and into Cypress Semiconductor Corporation (which we refer to as “we,” “us,” or the “Company”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 3, 2019 (the “Merger Agreement”), by and among the Company, Infineon, and the wholly owned subsidiary of Infineon, the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, development, condition, state of facts, change, effect or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the Merger on the Company’s relationships, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in the Company’s relationships with its employees; capital market conditions, including availability of funding sources for us; changes in our credit ratings; risks related to our indebtedness, including our ability to meet certain financial covenants in our debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and any subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS SEMICONDUCTOR CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, the Company’s stockholders may obtain free copies of the documents we file with the SEC through the Investors portion of the Company’s website at investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations Department by (a) mail at Cypress Semiconductor Corporation, Attention: Investor Relations, 198 Champion Ct., San Jose, CA 95134, (b) telephone at (408) 943-2600, or (c) e-mail at investorrelations@cypress.com.

The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.